                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                       [ ]  Confidential, for Use of the Commission Only (as
                                                           permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Florida East Coast Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                      FLORIDA EAST COAST INDUSTRIES, INC.
                               ONE MALAGA STREET
                            ST. AUGUSTINE, FL 32084

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2000

                             ---------------------

     The Annual Meeting of the Shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Tuesday, May 16, 2000, at 10:30 AM, Eastern Daylight Saving Time:

     The Annual Meeting will consider the following business, which is described in the accompanying Proxy Statement:

          1. The election of ten Directors.

          2. The approval of the Amended Florida East Coast Industries, Inc. Stock Incentive Plan.

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 28, 2000 as the record date for determining those shareholders who will be entitled to notice of and to vote at the meeting.

     The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.

     The attached Proxy Statement contains important information regarding the matters to be acted upon at the Annual Meeting.

                                           By Order of the Board of Directors.

                                                   /s/ Heidi J. Eddins
                                                        Secretary

Dated: April 7, 2000

                             ---------------------

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE AT YOUR EARLIEST CONVENIENCE.

                      FLORIDA EAST COAST INDUSTRIES, INC.
                               ONE MALAGA STREET
                          ST. AUGUSTINE, FLORIDA 32084

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement is being mailed to shareholders on or about April 7, 2000, in connection with the solicitation by the Board of Directors of Florida East Coast Industries, Inc. ("FECI" or the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held on May 16, 2000, and at any adjournment thereof (the "Annual Meeting").

     The principal business address of FECI is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is (904)829-3421.

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is being solicited by order of the Board of Directors of the Company for use in connection with the Annual Meeting of the Company's shareholders to be held May 16, 2000. The expense of printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation of proxies by mail, the Company may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. Directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors personally, by mail, by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal, and that no compensation will be paid specifically for such solicitation.

     A proxy may be revoked by a shareholder at any time prior to its being voted by written notice to the Secretary of the Company or by attendance and voting in person at the Annual Meeting by ballot. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors.

                            MATTERS TO BE CONSIDERED

     Shareholders will consider and act upon proposals to: (i) elect ten Directors to serve until the Annual Meeting of Shareholders in 2001 or until their respective successors are elected and qualified; (ii) approve certain amendments to the Company's Stock Incentive Plan and (iii) transact such other business as may properly come before the meeting or any adjournment thereof.

                               VOTING SECURITIES

     The Board of Directors of the Company has designated March 28, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, the Company had 36,419,939 shares of Common Stock, no par value, (the "Common Stock") issued and outstanding. At this time, the Common Stock is the Company's only voting security. Each share is entitled to one vote at the Annual Meeting, except for the election of Directors. With respect to the election of Directors, each shareholder is entitled to cumulate his or her shares and to give one candidate as many votes as the number of Directors multiplied by the number of his shares shall equal, or a shareholder may distribute his share votes on the same principle among as many candidates as the shareholder sees fit.

     The holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. Under the rules of the New York Stock Exchange (the "NYSE"), brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called "broker non-votes"). It is not presently anticipated that any matter which might be the subject of a broker non-vote will come before the Annual Meeting. With regard to the election of Directors, votes may be cast in favor or withheld. For purposes of determining the presence of a quorum, abstentions on allowed matters, other than the election of the Board of Directors, will be included in the computation of the number of shares of Common Stock that is present. Any proxy marked "withhold authority" with respect to the election of a particular nominee for Director or "abstain" with respect to any other matter will be counted as shares present and entitled to vote and, accordingly, any such marking of a proxy will have the same effect as a vote against the proposal to which it relates.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, ten Directors of the Company are to be elected to serve until the next annual election or until their successors are duly elected and qualified. The Board of Directors recommends that shareholders vote FOR these nominees.

NOMINEES

     The ten individuals named below are the nominees for election as Directors. The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the election to the Board of Directors of the persons named below. With the exception of Gilbert H. Lamphere and David M. Foster, all of the nominees are now Directors of the Company. Mr. Lamphere and Mr. Foster will become new members of the Board. Certain information concerning each of the nominees is set forth below. The enclosed proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

     The St. Joe Company ("St. Joe") is currently the holder of approximately 53.8% of the outstanding common stock of FECI. On October 27, 1999, FECI and St. Joe announced their intention to separate by means of a tax-free distribution of all of the shares of FECI owned by St. Joe to St. Joe's common shareholders (the "Distribution"). On March 8, 2000, at a duly called special meeting, FECI shareholders, including the majority of shares not held by St. Joe or its affiliates, approved two proposals to facilitate the Distribution. Shareholders approved a plan of merger to effect a recapitalization of FECI and approved amendments to FECI's Articles of Incorporation. The recapitalization and distribution are conditioned upon receipt by St. Joe of an appropriate IRS ruling regarding the tax-free nature of the Distribution. The recapitalization of FECI and the implementation of the amended charter are conditioned on St. Joe satisfying all of the conditions necessary for the Distribution to occur. When consummated, FECI common stock will be reclassified into two classes: (1) Class A Common Stock, which will entitle holders thereof to vote, as a class, for the election of 20% of the Directors of FECI and (2) Class B Common Stock, which will entitle the holders thereof to vote, as a class, for the election of at least 80% of the directors of FECI. Upon consummation of the recapitalization, Robert W. Anestis and Adolfo Henriques will be designated as Class A Directors and the remaining eight directors will be designated as Class B Directors. Peter Rummell, Chairman of St. Joe, has announced his intention to remain on the Board of FECI until the date of the Distribution. At that time, pursuant to the Company's by laws, a majority of the remaining members of the Class B Directors will elect a new member to fill the vacancy.

     The Board knows of no reason why any nominee for Director would be unable to serve as a Director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the Board of Directors may designate.

                                      DIRECTOR         PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE
                NAME                   SINCE     AGE    PAST FIVE YEARS; OTHER DIRECTORSHIPS(1)
                ----                  --------   ---   ------------------------------------------
Robert W. Anestis...................    1999     54    Chairman, President and Chief Executive
                                                       Officer, FECI, since January 1999;
                                                       Formerly President, Anestis & Company, an
                                                       investment banking and financial advisory
                                                       firm. Also Director, Champion Enterprises
                                                       Inc.; Member, Board of Advisors, CHB
                                                       Capital Partners, LP.

Jacob C. Belin......................    1984     85    Director, The St. Joe Company; Trustee,
                                                       Alfred I. duPont Testamentary Trust;
                                                       Director, The Nemours Foundation. Former
                                                       Chairman of the Board, St. Joe Paper
                                                       Company.

Richard S. Ellwood..................    1998     68    President, R. S. Ellwood & Co.,
                                                       Incorporated, a real estate investment
                                                       banking firm. Also Director, Apartment
                                                       Investment and Management Company and
                                                       Director, FelCor Lodging Trust
                                                       Incorporated.

J. Nelson Fairbanks.................    1989     64    President, Chief Executive Officer and
                                                       Director, United States Sugar Corporation.

                                      DIRECTOR         PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE
                NAME                   SINCE     AGE    PAST FIVE YEARS; OTHER DIRECTORSHIPS(1)
                ----                  --------   ---   ------------------------------------------
David M. Foster.....................             65    Independent business consultant,
                                                       Jacksonville, Florida; Director, SunTrust
                                                       Bank/North Florida and Director, Gate
                                                       Petroleum Co. Previously attorney with
                                                       Rogers, Towers, Bailey, Jones & Gay, P.A.,
                                                       law firm.

Allen C. Harper.....................    1994     54    Chairman, President and Chief Executive
                                                       Officer, First Reserve, Inc., a holding
                                                       company of Esslinger-Wooten-Maxwell, Inc.,
                                                       a real estate brokerage firm based in
                                                       Coral Gables, Florida; Chairman and Chief
                                                       Executive Officer, American Heritage
                                                       Railway; Chairman and Chief Executive
                                                       Officer of First American Railways, Inc.
                                                       from April 1996 until July 2, 1996 and
                                                       prior thereto, served in similar
                                                       capacities with that company's
                                                       predecessor, Director, Tri-County Railroad
                                                       Authority.

Adolfo Henriques....................    1998     46    President and Chief Executive Officer,
                                                       Union Planters Bank-Florida since February
                                                       1998. Chairman, South Florida NationsBank
                                                       from October 1997 to February 1998 and
                                                       prior thereto, President, NationsBank-Dade
                                                       County from January 1996 to October 1997
                                                       and Executive Vice President from August
                                                       1992 to January 1996.

Gilbert H. Lamphere.................             47    Managing Director, Lamphere Capital
                                                       Management, a privately held investment
                                                       advisory firm, 1998 to present; Managing
                                                       Director, Fremont Group, Inc., a privately
                                                       owned investment group, from 1994 to 1998.

                                      DIRECTOR         PRINCIPAL OCCUPATION OR EMPLOYMENT FOR THE
                NAME                   SINCE     AGE    PAST FIVE YEARS; OTHER DIRECTORSHIPS(1)
                ----                  --------   ---   ------------------------------------------
Peter S. Rummell....................    1998     54    Chairman and Chief Executive Officer, The
                                                       St. Joe Company since January 1997. From
                                                       1985 to 1996, President of Disney
                                                       Development Company and Chairman of Walt
                                                       Disney Imagineering.

W. L. Thornton......................    1984     71    Director, The St. Joe Company; Trustee,
                                                       Alfred I. duPont Testamentary Trust;
                                                       Director, The Nemours Foundation. Prior to
                                                       May 21, 1997, Chairman of the Board and
                                                       Chief Executive Officer, of FECI. Prior to
                                                       May 1995, Chairman and President, of FECI.

---------------

(1) If no dates are indicated, each nominee has had the same principal occupation for the past five years.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Board holds quarterly meetings including one meeting following the Annual Shareholders' Meeting and other meetings when called in accordance with the Company's by-laws. During 1999, the Board held eight (8) meetings. In 1999, the Board of Directors voted to create a special committee of the Board to consider and act upon a proposal by The St. Joe Company (St. Joe) to effect a tax free distribution of the shares of FECI held by St. Joe to its shareholders. (See Certain Relationships and Related Transactions). The special committee met seven (7) times during 1999.

     To assist it in carrying out its duties, the Board has authority to appoint committees. Under that authority, the Board has two standing committees.

COMMITTEES OF THE BOARD

     The Audit Committee is currently comprised of J. J. Parrish, III (Chair), who is not standing for reelection, Adolfo Henriques and W. L. Thornton. The Audit Committee's primary duties and responsibilities are to (a) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, (b) review and appraise the audit efforts of the Company's independent accountants, including the selection, evaluation and replacement of the auditors as appropriate and (c) provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors. The Audit Committee held four (4) meetings during the fiscal year ended December 31, 1999.

     The Compensation Committee is currently comprised of J. Nelson Fairbanks (Chair), Allen C. Harper and Richard S. Ellwood. The Compensation Committee periodically reviews the compensation philosophy, policies, practices and procedures of the Company, and makes recommendations to the Board concerning changes, as appropriate. The Board of Directors has delegated to the Compensation Committee the responsibility of assuring that the Chief Executive Officer and other executive officers of the Company are compensated effectively in a manner consistent with the Company's compensation policies. The Committee reviews and determines annually the individual elements of total compensation for the executive officers of the Company. In addition to establishing the base salary of the executive officers, the Committee administers the Company's Senior Management Incentive Compensation Plan and the Stock Incentive Plan. The Committee reviews changes in the Company's employee benefit plans, and savings and retirement plans and reports thereon to the Board. The Compensation Committee held eight (8) meetings in 1999.

     The Company does not have a Nominating Committee.

     All members of the Board of Directors attended at least seventy-five percent (75%) of the total number of Board meetings and meetings held by committees on which each served.

                           COMPENSATION OF DIRECTORS

     Under the Director compensation program approved in 1998, non-management Directors are entitled to a retainer of $20,000 per year, a fee of $1,000 for each Board meeting attended, and a fee of $1,000 for each committee meeting attended, if not held on the same day as a Board meeting. In addition to these standard fees, Directors are reimbursed for transportation and other reasonable expenses incident to attendance at Board and committee meetings. Upon election, new Directors are entitled to receive options for 2,000 shares, such options vest and are exercisable one year following the date of the grant at an exercise price equal to the fair market value as of the date of the grant. Directors are also entitled to receive options for 1,000 shares upon reelection at an exercise price equal to the fair market value as of the most recent trading day before the date of the grant. All options expire ten years following the date of the grant. Directors were each awarded options in 1999 for 1,000 shares at an exercise price of $34.1875 per share. Such options are first exercisable on November 30, 1999 and expire May 19, 2009. The only Management Director is Robert W. Anestis, Chairman President and Chief Executive Officer. Management Directors do not receive any cash payment or option award for their services as a Director.

     In 2000, the Board retained a consulting firm to review existing Board compensation. Based upon the report of the consulting firm, and after discussion regarding the duties and responsibilities of the committees of the Board, the Board compensation package was revised, effective May 16, 2000, to provide an additional annual fee of $3,000 to the chairmen of the Board's committees in recognition of the additional responsibilities required of such chairmen. In addition, Directors who are committee members will be compensated for participating in committee meetings regardless of when the meetings are held. The grant of options to acquire shares of the Company, which Directors receive upon reelection, will be increased to 2,500 shares vested upon such reelection, exercisable six months following the date of the grant. The exercise price of such options is equal to the closing price of the Company's Common Stock on the NYSE on the most recent trading day prior to the date of the grant.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

     The following table provides information about any person known by management to have been the beneficial owner of more than five % of FECI's common stock as of December 31, 1999.

                                                       AMOUNT AND NATURE OF
                                                      BENEFICIAL OWNERSHIP OF
NAMES AND ADDRESSES OF BENEFICIAL OWNER                COMPANY COMMON STOCK     PERCENT OF CLASS(1)
---------------------------------------               -----------------------   -------------------
St. Joe Capital II, Inc.(2)
300 Delaware Ave., 9th Floor
Wilmington, Delaware 19801..........................        19,609,216                 53.8%

The Nemours Foundation(3)
1650 Prudential Drive
Jacksonville, Florida 32207.........................         1,806,296                 4.96%

Franklin Mutual Advisors, LLC
51 John F. Kennedy Parkway
Short Hills, NJ 07078...............................         5,016,070                 13.8%

---------------

(1) All percentages shown are rounded to the nearest one-tenth percent.
(2) All outstanding stock of St. Joe Capital II, Inc. is owned by The St. Joe Company ("St. Joe"). The Alfred I. duPont Testamentary Trust (the "Trust") owns 49,643.292 shares of common stock of St. Joe, representing 58.15% of the shares of St. Joe issued and outstanding as of January 31, 2000. The Trustees of the Trust are J. C. Belin, H. H. Peyton, J. F. Porter III, W. T. Thompson III, and W. L. Thornton and Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, by H. M. Durden.
(3) The Directors of the Nemours Foundation are J. C. Belin, H. M. Durden, H. H. Peyton, J. F. Porter III, W. T. Thompson III, and W. L. Thornton.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table provides information about the beneficial ownership of FECI common stock by the Directors, nominees for Director, the Named Executive Officers and all directors, nominees and executive officers as a group, of the Company as of March 15, 2000. The number of shares shown in the table includes the number of shares which the person specified may acquire by exercising options which may be exercised within 60 days of March 15, 2000.

                                                             NUMBER OF SHARES
                                                            BENEFICIALLY OWNED   PERCENT OF CLASS
                                                            ------------------   ----------------
Robert W. Anestis(4)......................................       120,660                *
J. Nelson Fairbanks(5)....................................         3,000                *
Jacob C. Belin(6).........................................         6,200                *
Allen C. Harper(5)........................................         3,000                *
Adolfo Henriques(5).......................................         3,000                *
W. L. Thornton(7).........................................         5,236                *
Richard S. Ellwood(5).....................................         4,000                *
J. J. Parrish, III(8).....................................         1,000                *
Peter S. Rummell..........................................            --                *
John D. McPherson(9)......................................        51,099                *
Robert H. Nazarian(10)....................................         9,000                *
Robert H. MacSwain(11)....................................        15,137                *
Heidi J. Eddins(12).......................................        10,000                *
Gilbert H. Lamphere.......................................            --                *
David M. Foster...........................................           500                *
All executive officers, directors and nominees as a group
  (15 persons)............................................       231,832                *

---------------

  * Less than one percent

 (4) Includes beneficial ownership of 80,000 shares which may be acquired by exercise of options and 32,000 shares of restricted stock. See Employment Agreements for discussion of Mr. Anestis' options.
 (5) Includes beneficial ownership of 3,000 shares which may be acquired by exercise of options.
 (6) Includes beneficial ownership of 3,000 shares which may be acquired by exercise of options and 3,200 shares held by Mr. Belin's wife, as to which Mr. Belin disclaims beneficial ownership. In his capacity as Trustee of the Trust and Director of the Nemours Foundation, Mr. Belin may also be deemed to be the beneficial owner of the shares of the Company held by St. Joe and the Nemours Foundation, totaling 21,410,112.
 (7) Includes beneficial ownership of 3,000 shares which may be acquired by exercise of options. In his capacity as Trustee of the Trust and Director of the Nemours Foundation, Mr. Thornton may also be deemed to be the beneficial owner of the shares of the Company held by St. Joe and the Nemours Foundation, totaling 21,410,112.
 (8) Includes beneficial ownership of 1,000 shares which may be acquired by exercise of options.

 (9) Includes beneficial ownership of 10,000 shares which may be acquired by exercise of options and 10,150 shares of restricted stock. See Employment Agreements for discussion of Mr. McPherson's options.
(10) Includes 9,000 shares of restricted stock. See Employment Agreements for discussion of Mr. Nazarian's options.
(11) Includes beneficial ownership of 7,500 shares which may be acquired by exercise of options and 6,000 shares of restricted stock. See Employment Agreements for discussion of Mr. MacSwain's options.
(12) Includes beneficial ownership of 5,000 shares which may be acquired by exercise of options and 4,000 shares of restricted stock. See Employment Agreements for discussion of Mrs. Eddins' options.

  Change in Control

     The St. Joe Company currently owns 53.8% of the shares outstanding of the Company. On October 27, 1999, the Company and St. Joe announced that they had entered into a Distribution and Recapitalization Agreement ("Distribution Agreement") pursuant to which the shares of FECI common stock held by St. Joe will be recapitalized to create a new class of FECI common stock, called Class B common stock which will be distributed to St. Joe shareholders. FECI's shareholders approved the recapitalization on March 8, 2000. The Distribution will occur following receipt by St. Joe of a favorable ruling from the IRS and the recapitalization. Effective upon the Distribution, a change in control will occur in that St. Joe will no longer own any shares of FECI. The following table reflects the ownership of those persons known to the Company to be the beneficial owners of more than five percent (5%) of shares of common stock as of December 31, 1999 and each Director or nominee for Director and each of the Executive Officers (as of March 15, 2000) named in the Summary Compensation Table, and all Directors, nominees and Executive Officers as a group, as of the Distribution. Upon the Distribution, the Trust will own 31.3% of all of the outstanding shares and together with the Nemours Foundation will own 37.7% of the outstanding shares of the Company.

                  BENEFICIAL OWNERSHIP AFTER THE DISTRIBUTION

                                                       CLASS A                   CLASS B
                                                     COMMON STOCK             COMMON STOCK
                                                ----------------------   -----------------------
NAME OF BENEFICIAL OWNER                         SHARES     % OF CLASS     SHARES     % OF CLASS
------------------------                        ---------   ----------   ----------   ----------
St. Joe Capital II, Inc.......................          0         0               0         0
Franklin Mutual Advisors, LLC.................  5,016,070      29.8         890,844       4.5
The Nemours Foundation........................  1,800,896      10.7         513,762       2.6
Alfred I. duPont
  Testamentary Trust..........................         --        --      11,402,759      58.2
Robert W. Anestis.............................    120,660        **              --        --
J. Nelson Fairbanks...........................      3,000        **              --        --
Jacob C. Belin................................      6,200        **
Allen C. Harper...............................      3,000        **              --        --
Adolfo Henriques..............................      3,000        **              --        --
J. J. Parrish III.............................      1,000        **              --        --
W. L. Thornton................................      5,236        **
Richard S. Ellwood............................      4,000        **              --        --
Peter S. Rummell(1)...........................         --                   392,184       2.0
John McPherson................................     51,099        **              --        --
Robert H. Nazarian............................      9,000        **              --        --
Robert F. MacSwain............................     15,137        **              --        --
Heidi J. Eddins...............................     10,000        **              --        --
Gilbert H. Lamphere...........................         --        **              --        --
David M. Foster...............................        500        **              --        --
All executive officers, directors and nominees
  as a group (15 persons).....................    231,832       1.4              --        --

---------------

**  Less than one percent.
(1) Assumes exercise of Mr. Rummell's vested options to acquire 2,426,112 shares of St. Joe prior to Distribution.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and Directors, and any persons owning more than 10% of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. During 1999, the executive officers and Directors of the Company filed with the SEC on a timely basis all required reports relating to transactions involving equity securities of the Company beneficially owned by them, with the exception that the Form 3 required to be filed by Mr. Anestis was inadvertently filed late. The Company has relied on the written representation of its executive officers and Directors and copies of the reports they have filed with the SEC in providing this information.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers"), during the three-year period ended December 31, 1999. Each of the named executive officers began employment with the Company on or after January 1, 1999.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                             -----------------------------------------   -------------------------------------------
                                                             OTHER       RESTRICTED    SECURITIES
                                                             ANNUAL        STOCK       UNDERLYING       ALL OTHER
                                     SALARY    BONUS(a)   COMPENSATION   AWARDS(b)    OPTIONS/SARs   COMPENSATION(c)
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)          ($)           ($)            #               ($)
---------------------------  ----   --------   --------   ------------   ----------   ------------   ---------------
Robert W. Anestis, 54......  1999   $400,000   $400,000     $174,910(1)  $1,197,500     540,000          $5,992
  Chairman, President        1998          0         0             0              0           0               0
  & Chief Executive Officer  1997          0         0             0              0           0               0

John D. McPherson, 53......  1999    166,667   161,644       173,296(2)     392,356     110,000           7,660
  Executive Vice President;  1998          0         0             0              0           0               0
  President, Florida East    1997          0         0             0              0           0               0
  Coast Railway Company

Robert F. MacSwain, 57.....  1999    206,250   205,830        47,036(3)     205,781      83,000           6,730
  Executive Vice President;  1998          0         0             0              0           0               0
  President, Gran Central    1997          0         0             0              0           0               0
  Corporation

Robert H. Nazarian(4), 49..  1999     96,875    97,387        40,464(5)     355,500      78,000           3,757
  Executive Vice President,  1998          0         0             0              0           0               0
  Chief Financial Officer    1997          0         0             0              0           0               0

Heidi J. Eddins, 43........  1999    152,984   160,000        56,464(6)     137,188      58,000           3,398
  Executive Vice President,  1998          0         0             0              0           0               0
  Secretary and General      1997          0         0             0              0           0               0
  Counsel

---------------

(a) Bonus earned for performance in 1999 was paid to the named executive officers on March 6, 2000.
(b) The amounts in the column represent the grant date value of restricted stock awarded to the Named Executive Officers. The number of shares and their values as of December 31, 1999, are as follows: Mr. Anestis has 40,000 shares valued at $1,670,000, Mr. McPherson has 14,300 shares valued at $597,025, Mr. MacSwain has 7,500 shares valued at $313,125, Mr. Nazarian has 9,000 shares valued at $375,750 and Mrs. Eddins has 5,000 shares valued at $208,750. The restrictions lapse ratably over five years on the anniversary of the date of grant, with the exception of 4,300 and 1,500 shares granted to Messrs. McPherson and Nazarian respectively as signing bonuses. The restrictions on these shares lapse in equal installments on the first and second anniversary of the date of the grant. Dividends are paid on the restricted shares in the same way that dividends are paid on common stock.
(c) The amounts reported as "All Other Compensation" in the table above include the following payments:

                                                                             VALUE OF
                                                            COMPANY       EXECUTIVE LIFE
                                                        CONTRIBUTION TO   INSURANCE PAID
                                                           401K PLAN        BY COMPANY
                                                        ---------------   --------------
Anestis...............................................      $3,400            $2,592
McPherson.............................................       3,244             4,416
MacSwain..............................................       3,400             3,330
Nazarian..............................................       3,322               435
Eddins................................................       2,888               510

---------------

(1) Includes temporary living and relocation expenses of $77,054, club dues (including initiation fees) of $23,176, car allowance of $7,354 and tax payments of $67,330.
(2) Includes relocation expenses of $72,548, club dues (including initiation fees) of $26,440, car allowance of $6,007 and tax payments of $68,301.
(3) Includes temporary living and relocation expenses of $22,232, club dues of $675, car allowance of $6,667 and taxes paid of $17,462.
(4) The Company announced on April 4, 2000, that Mr. Nazarian will resign effective April 14, 2000, to accept a position in Minneapolis, Minnesota.
(5) Includes housing expenses of $20,945, club dues of $981, auto allowance of $3,809 and taxes paid of $14,729.
(6) Includes temporary living and relocation expenses of $29,064, club dues of $1,207, auto allowance of $5,859 and taxes paid of $20,334.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                          NUMBER OF
                          SECURITIES
                          UNDERLYING         % OF TOTAL                                        GRANT DATE
                         OPTIONS/SARs       OPTIONS/SARs       EXERCISE OR BASE                 PRESENT
                           AWARDED      GRANTED TO EMPLOYEES        PRICE         EXPIRATION     VALUE
                            (#)(1)         IN FISCAL YEAR         ($/SHARE)          DATE         $(2)
                         ------------   --------------------   ----------------   ----------   ----------
Robert W. Anestis......          0(a)                                    --
  Chairman, President
  and CEO                   40,000(b)            7.7%              $34.5000        09/03/09    $  919,200

John D. McPherson......    100,000(a)                              $27.4375        02/02/09    $1,806,000
  Executive Vice
  President; President,     10,000(b)           21.1%              $34.5000        09/03/09    $  229,800
  Florida East Coast
  Railway Co.

Robert F. MacSwain.....     75,000(a)                              $27.4375        02/02/09    $1,354,500
  Executive Vice
  President; President,      8,000(b)           15.9%              $34.5000        09/03/09    $  283,840
  Gran Central
  Corporation

Robert H. Nazarian.....     78,000(a)           14.9%              $39.5000        07/27/09    $2,113,020
  Executive Vice
  President,                     0(b)                                                          $        0
  Chief Financial
  Officer

Heidi J. Eddins........     50,000(a)                              $27.4375        02/02/09    $  903,000
  Executive Vice
  President, Secretary
  and                        8,000(b)           11.1%              $34.5000        09/03/09    $  183,840
  General Counsel

---------------

(a)Options granted pursuant to employment agreements. Pursuant to his employment agreement, Mr. Anestis was granted options to acquire 500,000 shares of common stock on October 30, 1998.
(b)Options granted as part of annual awards pursuant to the Company's stock incentive program.
(1) The material terms of these awards are as follows:
     - Each of the named officers has options granted pursuant to employment agreements with a portion of the options vesting in one-fifth increments on the first five anniversaries of the grant and a portion vesting upon the stock reaching a specified price for 20 consecutive trading days.
     - Options granted pursuant to the stock incentive plan vest in one-third increments on the first three anniversaries of the grant.
     - The exercise price is the market value as of the date of employment agreements, or, in the case of annual awards, the closing price of the stock on the day prior to the date of grant; options are exercisable over a ten year period from the date of grant.

     - The plan and the employment agreements have provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options.
(2) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting.

     The hypothetical value of the award was determined using the Black Scholes model and is based on the following assumptions: exercise price is equal to the market value on the most recent trading day prior to the date of day of grant; estimated dividend yield rate of .25% to .36% based on date of grant; weighted-average expected volatility of 48%; risk-free interest rate of 6.2% (the rate applicable to a six-year treasury security at the time of the award); an expected option term of 6.3 years, representing a projected duration based upon experience of other companies from date of grant to exercise. These assumptions are based upon historical experience or, in the instance of average option term, on the general experience of other companies and, as such, are not a forecast of future performance or of future dividend policy. THERE IS NO ASSURANCE THE VALUE REALIZED BY AN EXECUTIVE WILL BE AT OR NEAR THE VALUE ESTIMATED BY THE BLACK SCHOLES MODEL.

     The actual value of options will depend on the market value of the Company's common stock on the dates the options are exercised. No realization of value from the option is possible without an increase in the price of the Company's common stock, which would benefit all shareholders.

      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
                             END-OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS/SARs AT           OPTIONS/SARs AT
                                SHARES                         FISCAL YEAR END (#)     FISCAL YEAR END ($)(1)
                               ACQUIRED                       ----------------------   -----------------------
                                  ON             VALUE             EXERCISABLE/             EXERCISABLE/
                             EXERCISE (#)   REALIZED ($)(1)       UNEXERCISABLE             UNEXERCISABLE
                             ------------   ---------------   ----------------------   -----------------------
Robert W. Anestis..........       0              0.00             80,000/460,000         $945,000/$5,251,250
John D. McPherson..........       0              0.00                  0/110,000                 0/1,503,750
Robert F. MacSwain.........       0              0.00                   0/83,000                 0/1,131,438
Robert H. Nazarian.........       0              0.00                   0/78,000                   0/175,500
Heidi J. Eddins............       0              0.00                   0/58,000                   0/773,626

---------------

(1) Market value of shares ($41.75/per share) covered by in-the-money options on December 31, 1999, less option exercise price.

                           EXECUTIVE RETIREMENT PLAN

     In December 1998, the Company and its subsidiaries adopted an unfunded, non-contributory defined benefit pension plan (the "Supplemental Executive Retirement Plan" or the "SERP") for nine senior officers employed by the Company on December 31, 1998. This plan provides post-employment income to the eligible executives based upon their final average compensation multiplied by their years of credited service. The Named Executive Officers are not eligible to participate.

     In 1999, the Company curtailed the SERP. One employee of the Company's railway subsidiary remains eligible to participate in the SERP upon retirement. Five former railway employees currently receive SERP payments. Three Railway employees waived further participation in favor of immediately vested options.

                             EMPLOYMENT AGREEMENTS

     The Company employed the named executive officers in 1999. Brief summaries of the employment arrangements of these individuals are set forth below.

     On October 30, 1998, the Company entered into an employment agreement with Robert W. Anestis pursuant to which Mr. Anestis became employed as the Company's Chairman, President and Chief Executive Officer for a five-year term commencing January 1, 1999. The agreement entitles Mr. Anestis to a base salary of not less than $400,000 per year, a bonus of up to 100% of base salary based upon the attainment of performance goals and participation in the Company's various employee benefit plans and programs. The employment agreement provides for the grant to Mr. Anestis of 40,000 shares of restricted stock subject to vesting in installments of 8,000 shares each year for five years, such vesting to accelerate upon the occurrence of certain events. Pursuant to the Company's 1998 Stock Incentive Plan, as amended, the agreement also provides for the grant to Mr. Anestis of non-statutory stock options with respect to an aggregate of 500,000 shares of Common Stock with various vesting requirements and an exercise price of $29.9375 per share. In the event the Company terminates Mr. Anestis' employment other than for cause, death or disability or Mr. Anestis terminates his employment for good reason, the employment agreement obligates the Company to, among other things, continue payments to Mr. Anestis for two years of his base salary and highest annual bonus ("termination payment") and continue his benefit plan participation for the remaining term of the agreement (determined without regard to the termination of employment). The employment agreement also contains change in control provisions which, if triggered, require the Company to make a supplemental payment to Mr. Anestis equal to the excess of $5 million over the sum of (i) the current fair market value as of the date of the change in control of all restricted stock on which restrictions have lapsed, (ii) the sum of the difference between the fair market value of vested stock options over the exercise price, and (iii) the termination payment. The agreement also obligates the Company to provide Mr. Anestis a "gross-up" bonus to cover, on an after-tax basis, any change in control excise taxes payable by him.

     On February 2, 1999, the Company entered into substantially similar employment agreements with Robert F. MacSwain, Heidi J. Eddins and John D. McPherson. Mr. MacSwain is the Company's Executive Vice President -- Special Projects at a base salary of not less than $225,000 per year, Mrs. Eddins was employed effective March 15, 1999, as the Company's Senior Vice President, General Counsel and Secretary at a base salary of not less than $180,000 per year and Mr. McPherson was employed effective May 10, 1999, as the Company's Executive Vice President -- Rail Operations and Chief Operating Officer of the Railway at a base salary of not less than $250,000.

     Pursuant to the Company's 1998 Company's Stock Incentive Plan, as amended, the employment agreements provide for the grant to Mr. MacSwain, Mrs. Eddins and Mr. McPherson of non-statutory stock options to purchase 75,000, 50,000 and 100,000 shares of Common Stock, respectively, with various vesting requirements and an exercise price equal to the fair market value of the underlying shares on the date of the employment agreement, or $27.4375, and 7,500, 5,000 and 10,000 shares of restricted stock, respectively, subject to ratable annual vesting over five years, such vesting to accelerate upon the occurrence of certain events. Mr. McPherson also received 4,300 shares of restricted stock as a signing bonus, subject to vesting in equal installments on the first and second anniversary of the agreement.

     On July 15, 1999, the Company entered into substantially the same employment agreement with Robert H. Nazarian. Mr. Nazarian is employed as the Company's Executive Vice President, Treasurer and Chief Financial Officer with base salary of not less than $225,000. Pursuant to the Company's 1998 Stock incentive Plan, as amended, his employment agreement provides the grant of non-statutory stock options to purchase 78,000 shares of common stock, with various vesting requirements and an exercise price equal to the fair market value of the underlying shares on the date of the employment agreement, or $39.50, and 7,500 shares of restricted stock subject to ratable annual vesting over five years, such vesting to accelerate upon the occurrence of certain events. Mr. Nazarian received 1,500 shares of restricted stock as a signing bonus subject to vesting in equal installments on the first and second anniversary of the agreement. The Company also pays rental and utility charges for a furnished apartment in the vicinity of St. Augustine/Jacksonville, Florida for Mr. Nazarian during his Employment Period until Mr. Nazarian has relocated his family to St. Augustine/Jacksonville, Florida.

     Each of these officers is entitled to participate in the Company's Annual Incentive Plan with a bonus of up to 100% of base salary based upon the attainment of performance goals. In the event the Company terminates the executive's employment other than for cause, death or disability, or the executive terminates his or her employment for good reason, the employment agreement obligates the Company to, among other things, (i) continue payments to the executive for eighteen months of an amount equal to the sum of 150% of the executive's base salary and 50% of the executive's bonus for the most recently completed fiscal year, and (ii) continue the executive's benefit plan participation for such 18-month period. The employment agreement also contains change in control provisions which, if triggered, require the Company to make a lump sum payment to the executive equal to two times his or her then-current base salary. The agreements also obligate the Company to provide each of the executives a "gross-up" bonus to cover, on an after-tax basis, any change in control excise taxes payable by such executive. The employment agreements entitle the executives to participate in the Company's various short-term incentive bonus, long-term equity incentive, savings, retirement, welfare, fringe, relocation and car allowance plans, programs and arrangements to the extent they are eligible to do so.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1999:

          FECI's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is made up of three independent members of the Board of Directors. The Committee is responsible for approving and reporting to the Board on compensation of the members of the senior executive team, including the Chairman, President and Chief Executive Officer and for establishing the overall compensation principles of the Company. The Committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation the Company pays its officers.

     The Company's compensation program for executives consists of three key elements:

        (a) base salary

        (b) performance-based annual bonus

        (c) periodic grants of stock options

  Compensation Philosophy

     The goal of the executive compensation program is to attract, motivate and retain highly talented individuals while ensuring that these executives are compensated in a way that advances both the short and long-term interests of shareholders. The Committee believes that compensation should be related to performance and that a significant portion of an individual's total compensation should depend on performance against short and long term individual and company goals. Therefore, the Committee works closely with the Chief Executive Officer to review base salary levels and to establish specific performance objectives and incentive targets. Under this approach, a significant proportion of pay is "at risk." In addition, the Committee believes that a significant portion of each executive's total pay be directly aligned with the interests of shareholders. As a result, executive rewards are dependent to a large extent, through the use of stock options, on the overall appreciation in stock price.

  Base Salary

     Base salary is set at levels that are determined by the competitive market and individual performance taking into account a subjective assessment of the nature of the position and contribution and experience of the officer.

     In 1999, the Company attracted an entirely new senior executive team. Base salaries paid to the new team, while significantly higher than the salaries previously paid at FECI, in nearly every case represented a decrease in the level of base compensation that the executive was earning or could earn from another employer. In negotiations to attract this highly talented team, significant emphasis was placed on equity compensation, primarily in the form of stock options and restricted stock grants.

     The Committee reviews and considers the median level of compensation for comparable positions in the Company's financial peer group in determining whether, and to what extent, salary adjustments are made.

  Annual Bonus

     The Company's annual cash incentive bonus is designed to align each executive's compensation with the annual performance of the Company. The bonus is based upon improvements in the operating profit of the Company and achievement of critical strategic initiatives. In addition, the plan permits individual performance to be recognized on an annual basis and is based on an evaluation of the contribution made by the officer to Company performance. Under the plan, the Committee establishes specific annual performance targets for each executive officer. The performance targets are based on a number of criteria, including the operating profit of the Company's railway segment, the largest operating segment, and the operating profit of FECI. With respect to all the senior executive officers, except John McPherson, the Railway's President, one-half of the annual bonus opportunity is tied to accomplishment of individual performance targets established by the Committee early in the year relating to each executive's contribution to the Company and its business units. Because Mr. McPherson's responsibilities are primarily focused on the Railway, his bonus compensation is tied 100% to the performance of the Railway and achievement of specific individual targets related to the Railway. Pursuant to their employment agreements, the senior executive officers' target bonus is 50% of base salary with a maximum potential incentive award of 100%.

  Stock Incentive Plan

     The Company in 1998 adopted a long-term incentive program designed to encourage the creation of long-term value for shareholders. The program consists of restricted stock grants and grants of stock options. Each grant allows the recipient to acquire shares of FECI common stock, subject to vesting periods, typically of between three and five years, continued employment with the Company and the terms of employment contracts (if applicable). The options have an exercise price equal to the fair market value of the Company's common stock at the close of business on the day before the grant date. The options generally expire ten years from the date of the grant. Target grants for senior executive officers are established in their employment agreements. The number of options granted to other executives are within a range associated with the individual's level of responsibility and salary.

     Grants of restricted stock are authorized in the plan. To date such grants have been made to senior executives as initial grants upon execution of employment agreements with restrictions lapsing ratably over a five year period. The restricted stock is subject to forfeiture in certain instances of termination of employment.

  Compensation of the Chief Executive Officer

     On October 30, 1998, effective January 1, 1999, FECI entered into an employment agreement with Robert W. Anestis to become Chairman, President and Chief Executive Officer of the Company. The agreement, which extends through December 31, 2003 subject to earlier termination under certain circumstances, provides for the following: an annual base salary of no less than $400,000, subject to annual review; an annual cash bonus at a target of 50% of base salary, maximum of 100% of base salary, and a minimum in 1999 of 30%. Mr. Anestis' bonus opportunity was tied to substantial improvement in the operating profit of the Railway segment and to achievement of specific objectives established by the Committee. With respect to achievement of specific objectives, the Committee determined that Mr. Anestis demonstrated extraordinary performance, including assembling a highly talented executive team, development of the Company's telecom business and successful negotiations to reach agreement with the controlling shareholder, The St. Joe Company, to effect a recapitalization and tax-free distribution of St. Joe's ownership to its shareholders. All of these achievements strongly position FECI for independent, long-term growth. Moreover, the Company's market capitalization grew by $418 million to $1.5 billion, with the stock price appreciating almost 40% from October 31, 1998, (the date of Mr. Anestis' appointment) to December 31, 1999.

     Based on the foregoing, the Committee awarded Mr. Anestis an annual bonus of $400,000 for 1999.

  Long Term Incentives

     Mr. Anestis' employment agreement provided for long term incentives. Mr. Anestis was granted 40,000 shares of restricted stock subject to vesting ratably at 8,000 shares each year over five years, such vesting to accelerate upon the occurrence of certain events and subject to forfeiture in the event of termination of employment in certain circumstances. He was also granted non-statutory options to acquire 500,000 shares of common stock. Options for 400,000 of the shares vest ratably over five years and the balance vest upon the stock price reaching an average of $50 for 20 consecutive trading days or they vest at the end of the five year term.

     In fiscal year 1999, the Committee granted Mr. Anestis additional options to acquire 40,000 shares of Company stock. This award is part of the annual grant program and consistent with the terms of Mr. Anestis' employment contract. The options vest over a three-year period and have an exercise price at the market price on the day preceding the date of the grant.

  Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers. The statute exempts, however, qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee intends to structure performance-based compensation, including stock option grants and annual cash bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

     The Committee reserves the authority to award non-deductible compensation in the event it determines that the complexity of managing the diverse businesses comprising FECI and other circumstances warrant such compensation. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                         Compensation Committee
                                         J. Nelson Fairbanks
                                         Richard S. Ellwood
                                         Allen C. Harper

                            STOCK PERFORMANCE GRAPH

     The graph below shows the five-year cumulative total shareholder return assuming the investment of $100 on December 31, 1995 (and the reinvestment of dividends thereafter) in FECI common stock, the Russell 1000 Index, the Russell 2000 Index, Value Line Railroad Index and NAREIT Equity Index. The NAREIT Index was added to provide information about a real estate peer group.

                           TOTAL SHAREHOLDER RETURNS

                                FLORIDA EAST                                                  NAREIT EQUITY
                                 COAST INDS       RUSSELL 1000 INDEX   RUSSELL 2000 INDEX         INDEX            PEER GROUP
                                ------------      ------------------   ------------------     -------------        ----------
1994                               100.00               100.00               100.00              100.00              100.00
1995                               103.98               134.44               126.21              115.27              137.13
1996                               133.75               160.95               144.84              155.92              172.67
1997                               147.71               210.02               174.56              187.51              197.06
1998                               217.00               262.78               168.54              154.69              176.00
1999                               258.19               313.92               201.61              147.54              167.90

     The report of the Compensation Committee and the performance graphs included in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1983 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report or the performance graphs by reference therein.

     The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the foregoing Performance Graph and the Report of the Compensation Committee of the Board of Directors shall not be incorporated by reference into any such filings.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members are J. Nelson Fairbanks (Chair), Richard Ellwood and Allen Harper. None of the members of the Board's Compensation Committee are or have been an officer or employee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The St. Joe Company currently owns 53.8% of the shares outstanding of FECI. On October 27, 1999, FECI and St. Joe announced that they had entered into a Distribution and Recapitalization Agreement ("Distribution Agreement") pursuant to which, subject to shareholder approval, the shares of FECI common stock held by St. Joe will be recapitalized to create a new class of FECI common stock, called Class B Common stock. Class B shares will be distributed to St. Joe's shareholders as promptly as practicable following the Recapitalization ("Distribution"). In order for the Distribution to be tax-free to St. Joe and its shareholders, current tax law requires that the shares of FECI common stock to be distributed to St. Joe's shareholders have the right to elect 80% of the FECI Board. Except with respect to the election or removal of directors and the ability to receive in a merger transaction shares with the same voting attributes, the Class B shares and the remaining FECI common stock will be identical. At a special meeting of shareholders held on March 8, 2000, FECI shareholders, including the majority of shares not held by St. Joe or its affiliates, approved the recapitalization of FECI and certain amendments of FECI's articles of incorporation.

     Currently, Gran Central Corporation, a wholly owned subsidiary of FECI and St. Joe are parties to a number of Agreements.

     Gran Central owns, develops, leases and manages commercial and industrial properties throughout Florida. Effective as of January 1, 1998, St. Joe Company and Gran Central entered into a management agreement ("Agreement") pursuant to which Gran Central appointed St. Joe as its agent to provide asset management, property management, property development, and construction coordination services for Gran Central's real estate business ("Real Estate Agreements"). Gran Central paid St. Joe and certain of its affiliates the following amounts:
$2,648,000 million for asset management services, $2,916,000 million for property management services, $2,538,000 million in development fees and $2,308,000 million in construction coordination fees and leasing commissions and $1,017,000 in sales commissions in 1999.

     Effective upon the Distribution, St. Joe and Gran Central will revise the Real Estate Agreements to restructure the relationship. The parties will transition the performance of asset management services from St. Joe to Gran Central between the date of the Distribution and December 31, 2000. St. Joe will provide property management, leasing, and development services for certain Gran Central properties for a period of three years from the date of the Distribution. In addition, Gran Central and St. Joe will jointly own and develop certain properties presently owned by Gran Central and certain properties presently owner or to be acquired in the future by St. Joe.

     St. Joe will pay $6 million in three annual installments commencing on the date of the Distribution as additional consideration for Gran Central's willingness to enter into the restructured Real Estate Agreements. Gran Central will pay St. Joe a stipulated amount for asset management services through December 31, 2000. For such services, Gran Central will pay an amount equal to an annualized rate of $1,750,000, adjusted pro rata because the term of the management agreement is less than one year and also reduced pro rata by .5% by the value of any property sold during the year. Gran Central will pay St. Joe 2.5% of collected receipts (subject to customary exclusions) for property management services, lease commissions ranging from 1% to 7% of fixed rent for leasing services and development fees equal to actual project costs as defined in the restructured Real Estate Agreements multiplied by 4%. Development fees will be paid in installments through design and construction with the final 30% conditioned on St. Joe's satisfaction of lease-up requirements.

     Peter S. Rummell is currently a director of FECI and is chairman and Chief Executive Officer of St. Joe. Mr. Rummell will resign from the FECI Board effective upon the Distribution. Jacob C. Belin and W. L. Thornton are directors of FECI and directors of St. Joe. Messrs. Belin and Thornton are also trustees of the Alfred I. duPont Testamentary Trust ("Trust") and directors of The Nemours foundation. The Trust owns 58.15% of the shares of St. Joe. Upon the Distribution the Trust will own 31.3% of the total number of shares of FECI. The Foundation owns 5% of the shares of FECI.

     The Distribution Agreement and the restructured Real Estate Agreements were negotiated and approved by a special committee of the Board of Directors which was comprised of all of the members of the Board except Messrs. Rummell, Belin and Thornton.

     Adolfo Henriques, a director of FECI, is president and chief executive officer of Union Planters Bank-Florida. Union Planters Bank-Florida has entered into an agreement with Gran Central pursuant to which Gran Central is constructing a call center operations building in Miami which Union Planters Bank-Florida will lease for a term of at least ten years. This transaction was approved by the Board of Directors with Mr. Henriques recusing himself.

                                 PROPOSAL NO. 2

           APPROVAL OF CERTAIN AMENDMENTS TO THE STOCK INCENTIVE PLAN

     At the 1998 Annual Meeting, the shareholders approved and adopted the Florida East Coast Industries, Inc.'s Stock Incentive Plan ("Plan") and on May 19, 1999, shareholders approved certain amendments to the Plan. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by aligning the interests of employees and directors with shareholders through stock ownership, encouraging employees and directors to focus on critical long-range objectives and attracting and retaining employees and directors with exceptional qualifications. The Plan seeks to achieve this purpose by providing awards in the form of options and restricted stock. To date, options to acquire approximately 1.2 million shares have been granted out of the current authorized amount of 1.6 million shares. To continue to achieve the purposes of the Plan by ensuring that sufficient shares are available to provide further awards of stock options, the Board of Directors has voted to increase the number of shares of stock that can be made the subject of awards from 1.6 million shares to 2.6 million shares, subject to shareholder approval. The proposed amendments presented at the 2000 Annual Meeting authorize such increase in shares.

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR approval of the Amended Plan.

DESCRIPTION OF AMENDED PLAN

     The following is a summary of the principal provisions of the Plan, as amended (the "Amended Plan"). The summary is qualified in its entirety by reference to the full text of the Plan, set forth as Exhibit A to this Proxy Statement.

SHARES AVAILABLE FOR OPTIONS

     The maximum number of shares of Common Stock (as defined in the Amended
Plan) of the Company that may be made the subject of awards under the Amended Plan is 2.6 million shares, less any shares which may have been the subject of options previously granted and have either been exercised or remain outstanding. In the event there is any change in the number of issued shares of Common Stock of the Company without consideration to the Company (such as by stock dividends or stock splits), the number of shares reserved for issuance under the Amended Plan, the number of shares subject to any outstanding options and the option price per share under each outstanding stock option will be appropriately adjusted by the Compensation Committee of the Board of Directors. Similarly, if the Company shall be a party to a merger, consolidation, reorganization, sale or similar occurrence, equitable adjustments to any outstanding option may be made.

ADMINISTRATION OF THE AMENDED PLAN

     The Amended Plan is administered by the Compensation Committee appointed by the Board of Directors and consisting of not less than two (2) Directors.

     The Committee shall determine the type, number and vesting requirements of awards under the Amended Plan.

AWARDS OF OPTIONS AND RESTRICTED STOCK TO EMPLOYEES

     Stock Options, including incentive stock options ("ISO") and non-qualified stock options ("NSO"), and Restricted Stock, may be granted under the Amended Plan to all employees of the Company and its subsidiaries.

     There is a specific limitation on the number of shares of Common Stock with respect to which awards may be granted to any individual under the Amended Plan. Under the Amended Plan, no employee may receive awards for more than 500,000 shares in any year; or, in the case of a newly-hired employee, 750,000 shares in the fiscal year in which the employee commences his/her employment.

     Within the limit specified above, the Compensation Committee will designate for such year the number of shares of Common Stock of the Company, which will be made the subject of awards with respect to employee participants. In 1999, approximately 59 employees and outside Directors received grants under the Amended Plan.

     Employees and outside Directors are eligible for NSOs and grants of restricted stock. Only employees are eligible for the grant of an ISO. An ISO granted to an employee who is the beneficial owner of more than 10% of the outstanding Common Stock of the Company, or any of the Company's affiliates, must comply with special requirements contained in the tax code.

AWARDS OF OPTIONS TO OUTSIDE DIRECTORS

     Under the Amended Plan, awards are automatically granted to each outside Director at a rate of options for 2,000 shares upon a Director's initial election to office and effective May 16, 2000, an annual award of options for 2,500 shares annually upon such Director's reelection.

     The following awards were granted to the Company's outside Directors in 1999:

NAME OF DIRECTOR                                              GRANT   EXERCISE PRICE
----------------                                              -----   --------------
Jacob C. Belin..............................................  1,000      $34.1875
Richard S. Ellwood..........................................  1,000      $34.1875
J. Nelson Fairbanks.........................................  1,000      $34.1875
Allen C. Harper.............................................  1,000      $34.1875
Adolfo Henriques............................................  1,000      $34.1875
J. J. Parrish, III..........................................  1,000      $34.1875
W. L. Thornton..............................................  1,000      $34.1875

PERIOD OF AMENDED PLAN; AMENDMENTS

     The Amended Plan will continue in effect until terminated by the Board of Directors, but no ISO can be granted under the Amended Plan after May 31, 2008. The Board of Directors of the Company may amend the Amended Plan from time to time or terminate the Amended Plan at any time, provided that no such amendment may affect or impair an option previously granted. Such amendments are subject to the approval of the Company's shareholders only as required by applicable law or regulations.

EXERCISE PERIOD

     Options granted may be exercised within ten (10) years after the date of the grant, or within such shorter period as may be determined by the Committee.

TERMINATION OF EMPLOYMENT AND DEATH

     If the employment of an employee holding options under the Amended Plan shall terminate, or if the office of a Director who is not a full-time employee of the Company shall terminate, such person's options may expire sooner unless otherwise stated in the stock option agreement. The agreement may also provide for accelerated exercisability in case of retirement, resignation, dismissal, or death.

OPTION PRICE

     The Amended Plan provides that the exercise price per share with respect to each option shall be the "fair market value" (as determined in the Amended Plan) per share of the Common Stock of the Company, as of the most recent trading day before the date of the grant. Payment of the option price may be made in cash or by delivery of shares of Common Stock then owned by the optionee, or by a combination of cash and such shares. The closing price of the common stock as reported on the New York Stock Exchange Composite Transactions listing on March 15, 2000, was $43.875 per share.

NON-TRANSFERABILITY

     Unless otherwise authorized by the Committee, options awarded under the Amended Plan are not transferable by the holder, except by will or the laws of descent and distribution. The Committee may provide, however, for the transfer without payment of consideration, of a non-qualified stock option to immediate family members of the optionee or to trusts or partnerships for such family members.

RESTRICTED STOCK

     The Committee may award to a participant shares of Common Stock subject to specified restrictions ("Restricted Shares".) The Restricted Shares are subject to forfeiture if the participant does not meet certain conditions determined by the Committee. Participants who have been awarded Restricted Shares will have all of the rights of a holder of outstanding shares of Common Stock, including the right to vote such shares and to receive dividends. During the forfeiture period, the Restricted Shares are non-transferable and may be held in custody by the Company or its designated agent, or if the certificate is properly legended, by the participant. The Committee, at its sole discretion, may waive all restrictions with respect to a Restricted Share award under certain circumstances (including the death, disability, or retirement of a participant, or the occurrence of a change in control), subject to such terms and conditions as it deems appropriate.

FEDERAL INCOME TAX TREATMENT OF STOCK OPTIONS

     No taxable income is recognized by an optionee when a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, an optionee is treated as having received ordinary income at the time of exercise in an amount equal to the difference between the option price paid and the then fair market value of the stock acquired. The Company is entitled to a deduction at the same time and in a corresponding amount. The optionee's basis in the Common Stock acquired upon exercise of a non-qualified stock option is equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is treated as capital gain or loss.

     In the case of incentive stock options, no taxable income is recognized by the optionee upon the grant of such options. Although no income is recognized upon exercise of an incentive stock option and the Company is not entitled to a deduction, the excess of the fair market value of the Common Stock on the date of exercise over the exercise price is counted in determining the participant's alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one (1) year after their receipt and within two (2) years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income with respect to all or a portion of the gain recognized, and, if so, the Company will be entitled to a deduction in a like amount.

FEDERAL INCOME TAX TREATMENT OF AWARDS OF RESTRICTED STOCK

     Recipients of restricted stock will generally recognize income upon the lapse of the restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the Common Stock at the time the restrictions lapsed, and the Company will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In such event, the Company will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a capital gain or loss.

TAX WITHHOLDING

     When a participant recognizes ordinary income in connection with an award under the Plan, the participant must comply with tax withholding requirements. The employee will be entitled to elect to satisfy his or her tax withholding obligation by (i) paying cash, (ii) tendering previously acquired shares of common stock or (iii) the withholding by the Company, at the appropriate time, of shares of Common Stock from the restricted shares in a number sufficient to satisfy such tax withholding requirements.

                           INDEBTEDNESS OF MANAGEMENT

     During 1999, certain executive officers of FECI were indebted to the Company for interest-free bridge loans pending the sale of their homes as a consequence of relocation to Florida. The amounts and duration of the indebtedness were as follows:

                                                     AMOUNT          DURATION
                                                    --------   --------------------
Robert W. Anestis.................................  $799,000   02/12/99 to 06/21/99
Robert F. MacSwain................................  $150,000   07/28/99 to 03/27/00
Heidi J. Eddins...................................  $199,000   04/14/99 to 09/07/99

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of KPMG LLP served as the independent accountants for the Company for the fiscal year ending December 31,1999. The Board has appointed KPMG LLP as auditors for the year 2000. KPMG LLP has audited the books of the Company for many years. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     A copy of the Annual Report of the Company for the year ended December 31, 1999, is enclosed. Such report is not part of this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     Shareholders of the Company may present proposals for consideration at the 2001 Annual Meeting of Shareholders by following the procedures outlined in Rule 14a-8 of the Exchange Act and the Company's By-laws. Proposals of shareholders, which are the proper subject for inclusion in the Proxy Statement and for consideration at the 2001 Annual Meeting, must be submitted in writing and must be received by the Company's Secretary no later than December 1, 2000.

                                 OTHER MATTERS

     The Board of Directors does not know of any other business to be presented at the Annual Meeting; however, if any other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote pursuant to the proxies in accordance with their judgment in such matters.

                                           By Order of the Board of Directors.

                                                      Heidi J. Eddins
                                                         Secretary

Dated: April 7, 2000

                                                                         EXHIBIT
A

                      FLORIDA EAST COAST INDUSTRIES, INC.

                           1998 STOCK INCENTIVE PLAN

                        (ADOPTED EFFECTIVE JUNE 1, 1998)

                       (AMENDED EFFECTIVE OCTOBER 1, 1999

                               AND MAY 16, 2000)

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE 1. INTRODUCTION................................................   A-4
ARTICLE 2. ADMINISTRATION..............................................   A-4
     2.1   Committee Composition.......................................   A-4
     2.2   Committee Responsibilities..................................   A-4
ARTICLE 3. SHARES AVAILABLE FOR GRANTS.................................   A-5
     3.1   Basic Limitations...........................................   A-5
     3.2   Additional Shares...........................................   A-5
ARTICLE 4. ELIGIBILITY.................................................   A-5
     4.1   Non-statutory Stock Options.................................   A-5
     4.2   Incentive Stock Options.....................................   A-5
     4.3   Prospective Employees.......................................   A-5
     4.4   Restricted Stock............................................   A-5
ARTICLE 5. OPTIONS.....................................................   A-5
     5.1   Stock Option Agreement......................................   A-5
     5.2   Number of Shares............................................   A-5
     5.3   Exercise Price..............................................   A-6
     5.4   Exercisability and Term.....................................   A-6
     5.5   Effect of Change in Control.................................   A-6
     5.6   Modification or Assumption of Options.......................   A-6
     5.7   Buyout Provisions...........................................   A-6
     5.8   Transferability.............................................   A-6
ARTICLE 6. PAYMENT FOR OPTION SHARES...................................   A-7
     6.1   General Rule................................................   A-7
     6.2   Surrender of Stock..........................................   A-7
     6.3   Exercise/Sale...............................................   A-7
     6.4   Exercise/Pledge.............................................   A-7
     6.5   Promissory Note.............................................   A-7
     6.6   Other Forms of Payment......................................   A-7
ARTICLE 7. PROTECTION AGAINST DILUTION.................................   A-7
     7.1   Adjustments.................................................   A-7
     7.2   Dissolution or Liquidation..................................   A-8
     7.3   Reorganization..............................................   A-8
ARTICLE 8. LIMITATION ON RIGHTS........................................   A-8
     8.1   Retention Rights............................................   A-8
     8.2   Stockholders' Rights........................................   A-8
     8.3   Regulatory Requirements.....................................   A-8
ARTICLE 9. WITHHOLDING TAXES...........................................   A-9

                                                                         PAGE
                                                                         ----
     9.1   General.....................................................   A-9
     9.2   Share Withholding...........................................   A-9
ARTICLE 10. FUTURE OF THE PLAN.........................................   A-9
     10.1  Term of the Plan............................................   A-9
     10.2  Amendment or Termination....................................   A-9
ARTICLE 11. RESTRICTED STOCK...........................................   A-9
     11.1  Restricted Stock Grants.....................................   A-9
     11.2  Transferability.............................................   A-9
     11.3  Rights as a Stockholder.....................................  A-10
     11.4  Terms and Conditions of Award...............................  A-10
     11.5  Modifications of Restricted Stock Awards....................  A-10
ARTICLE 12. DEFINITIONS................................................  A-10
     12.1  Affiliate...................................................  A-10
     12.2  Award.......................................................  A-10
     12.3  Board.......................................................  A-10
     12.4  Change in Control...........................................  A-10
     12.5  Code........................................................  A-11
     12.6  Committee...................................................  A-11
     12.7  Common Stock................................................  A-11
     12.8  Company.....................................................  A-11
     12.9  Employee....................................................  A-11
           Exchange Act................................................
    12.10                                                                A-11
           Exercise Plan...............................................
    12.11                                                                A-12
           Fair Market Value...........................................
    12.12                                                                A-12
           ISO.........................................................
    12.13                                                                A-12
           NSO.........................................................
    12.14                                                                A-12
           Option......................................................
    12.15                                                                A-12
           Optionee....................................................
    12.16                                                                A-12
           Outside Director............................................
    12.17                                                                A-12
           Parent......................................................
    12.18                                                                A-12
           Participant.................................................
    12.19                                                                A-12
           Plan........................................................
    12.20                                                                A-12
           Stock Option Agreement......................................
    12.21                                                                A-12
           Subsidiary..................................................
    12.22                                                                A-12
           Restricted Stock............................................
    12.23                                                                A-12
ARTICLE 13. EXECUTION..................................................  A-13

                      FLORIDA EAST COAST INDUSTRIES, INC.

                              STOCK INCENTIVE PLAN

                                   ARTICLE I

                                  INTRODUCTION

     The Plan was adopted by the Board effective March 26, 1998. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees and Outside Directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees and Outside Directors with exceptional qualifications and (c) linking Employees and Outside Directors directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options and Restricted Stock.

     The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida (excluding their choice-of-law provisions).

                                   ARTICLE II

                                 ADMINISTRATION

     2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

          (a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

          (b) Such requirements as the Internal Revenue Service may establish for Outside Directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

     2.2 Committee Responsibilities. The Committee shall (a) select the Employees and Outside Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons. The Committee may make any other provision in individual Awards, including provisions for dispute resolution, that the Committee deems appropriate.

                                  ARTICLE III

                          SHARES AVAILABLE FOR GRANTS

     3.1. Basic Limitations. Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of shares of Common Stock issued under the Plan shall not exceed 2,600,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to
Article 7.

     3.2 Additional Shares. If Awards are forfeited or terminated for any reason, then the corresponding Common Stock shall again become available for the grant of Awards under the Plan.

                                   ARTICLE IV

                                  ELIGIBILITY

     4.1 Non-statutory Stock Options. Only Employees and Outside Directors shall be eligible for the grant of NSOs.

     4.2 Incentive Stock Options. Only Employees who are common-law employees of the Company, a parent, or a subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(6) of the Code are satisfied.

     4.3 Prospective Employees. For purposes of this Article 4, the terms "Employee" shall include a prospective Employee who receives an Award after accepting a written offer of employment from the Company, a parent or a subsidiary. If an ISO is granted to a prospective Employee, the date when his or her service as an Employee commences shall be deemed to be the date of grant of such ISO for all purposes under the Plan (including, without limitation, Section 5.3). No Award granted to a prospective Employee shall become exercisable or vested unless and until his or her service as an Employee commences.

     4.4 Restricted Stock. Only Employees and Outside Directors shall be eligible for the grant of Restricted Stock.

                                   ARTICLE V

                                    OPTIONS

     5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are consistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

     5.2 Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option and shall provide for the adjustment of such number in accordance with Article 9. Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 500,000 shares of Common Stock, except that Options granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences shall not cover more than 750,000 shares of Common Stock. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 7.

     5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price per share shall in no event be less than 100% of the Fair Market Value of a share of Common Stock on the most recent trading day before the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

     5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service.

     5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that all or part of such Option shall become exercisable as to all shares of Common Stock subject to such Option in the event that a Change in Control occurs with respect to the Company.

     5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

     5.7 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted, or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

     5.8 Transferability. Unless otherwise authorized by the Committee, an option shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. The Committee may, in the manner established by the Committee, allow for the transfer without payment of consideration, of NSO, by an optionee to a member of the optionee's immediate family or to a trust or partnership whose beneficiaries are members of the optionee's immediate family. In such case, the option shall be exercisable only by such transferee. For purposes of this provision, an optionee's "immediate family" shall mean the optionee's spouse, children and grandchildren.

                                   ARTICLE VI

                           PAYMENT FOR OPTION SHARES

     6.1 General Rule. The entire Exercise Price of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except that the Stock Option Agreement may specify that payment may be made in any form(s) described in this
Article 6.

     6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with shares of Common Stock which are already owned by the Optionee. Such shares of Common Stock shall be value at their Fair Market Value on the most recent trading day before the date when the new Common Stock are purchased under the Plan. Except as otherwise provided in an Award, the Optionee shall not surrender Common Stock in payment of the Exercise Price if such surrender would cause the Company to recognize compensation expense with respect to the Option for financial reporting purposes.

     6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell shares of Common Stock, and to deliver all or a part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

     6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Stock to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

     6.5 Promissory Note. To the extent that this Section 6.5 is applicable, payment may be made with a full-recourse promissory note.

     6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

                                  ARTICLE VII

                          PROTECTION AGAINST DILUTION

     7.1 Adjustments. In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such equitable adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of shares of Common Stock available for future Awards under Article 3, (b) the limitations set forth in Section 5.2, (c) the number of shares of Common Stock covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 7, a Participant shall have no right by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock in any class.

     7.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee at its discretion, may provide for an Optionee to have the right to exercise his or her Options until 10 days prior to such transaction as to some or all of the Common Stock covered thereby, including Common Stock as to which the Options would not otherwise be exercisable. In addition, the Committee may provide that any Company repurchase options applicable to any shares of Common Stock purchased upon exercise of an Option shall lapse as to some or all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent not previously exercised, Options shall terminate immediately prior to the consummation of such proposed action.

     7.3 Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

                                  ARTICLE VIII

                              LIMITATION ON RIGHTS

     8.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Outside Director. The Company and its parents, subsidiaries and affiliates reserve the right to terminate the service of any Employee or Outside Director at any time, with or without cause, subject to applicable laws, the Company's Certificate of Incorporation and By-Laws and a written Employment Agreement (if any).

     8.2 Stockholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such Common Stock is issued or, in the case of an Option, the time when he or she become entitled to receive such shares of Common Stock by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan or in the Award.

     8.3 Regulatory Requirements. Any other provision of the Plan, notwithstanding the obligation of the Company to issue shares of Common Stock under the Plan, shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Stock, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

                                   ARTICLE IX

                               WITHHOLDING TAXES

     9.1 General. To the extent required by applicable federal, state,local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.

     9.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any Common Stock that he or she previously acquired. Such Common Stock shall be valued at their Fair Market Value on the most recent trading day before the date when taxes otherwise would be withheld in cash.

                                   ARTICLE X

                               FUTURE OF THE PLAN

     10.1 Term of the Plan. The Plan shall remain in effect until it is terminated under Section 10.2, except that no ISOs shall be granted after May 31, 2008.

     10.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

                                   ARTICLE XI

                                RESTRICTED STOCK

     11.1 Restricted Stock Grants. The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant, stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant, shall become an Award Agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee at its discretion without cash consideration.

     11.2 Transferability. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares, as set forth in the Participant's Award Agreement, have lapsed or been removed pursuant to Section 11.4 below.

     11.3 Rights as a Stockholder. Upon the acceptance by a Participant of an Award of Restricted Stock, such Participant shall, subject to the restrictions set forth in the Award, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and Participant's Award Agreement.

     11.4 Terms and Conditions of Award. The Committee shall establish as to each Award of Restricted Stock the terms and conditions upon which the restrictions above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the disability, death or retirement of the Participant or the occurrence of a Change in Control. Notwithstanding the provisions of Section 11.2 above, the Committee may at any time, at its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

     11.5 Modifications of Restricted Stock Awards. The Committee may modify or extend Awards of Restricted Stock, or may accept the cancellation of an outstanding Award in return for the grant of a new Award of Restricted Stock. The foregoing notwithstanding, no modification of an Award of Restricted Stock shall, with but the consent of the Participant, alter or impair his or her rights or obligations under the Award.

                                  ARTICLE XII

                                  DEFINITIONS

     12.1 "Affiliate" means any entity other than a subsidiary, if the Company and/or one or more subsidiaries own not less than 80% of such entity.

     12.2 "Award" means any award of an Option or Restricted Stock under the Plan.

     12.3 "Board" means the Company's Board of Directors, as constituted from time to time.

     12.4 "Change in Control" means that:

          (a) 30% or more of the outstanding vote stock of the Company is acquired by any person or group other than The St. Joe Company, except that this Subsection shall not apply as long as The St. Joe Company owns more voting stock than such person or group and provided that a Change in Control shall not have occurred if a change in ownership of the stock of the Company occurs in connection with the distribution of shares of the Company to the shareholders of The St. Joe Company ("St. Joe") pursuant to the Distribution and Recapitalization Agreement dated October 26, 1999 between the Company and St. Joe or in a broad public distribution.; or

          (b) Stockholders of the Company other than St. Joe vote in a contested election for Directors of the Company and through exercise of their votes cause the replacement of 50% or more of the Company's Directors (the mere change of 50% or more of the members of the Board does not cause a Change in Control unless it occurs as a result of a contested election); or

          (c) The Company is a party to a merger or similar transaction as a result of which the Company's stockholders own 50% or less of the surviving entity's voting securities after such merger or similar transaction; or

          (d) In connection with the execution of an Employment Agreement for senior officers of the Company, the committee may approve an Award which defines "Change in Control" to mean:

             (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the present majority owner, St. Joe, or any majority-owned subsidiary of St. Joe becomes the "beneficial owner" (as defined in Rule 13-d under the Act) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities; or

             (ii) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean Directors who either (a) are Directors of the Company as of the date hereof, or (b) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company); or

             (iii) The Company merges or consolidates with any other corporation, including St. Joe or any subsidiary thereof, or the Company adopts, and the stockholders approve, if necessary, a plan of complete liquidation of the Company, or the Company sells or disposes of substantially all of its assets.

     A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     12.5. "Code" means the Internal Revenue Code of 1986, as amended.

     12.6 "Committee" means the Compensation Committee of the Board, as further described in Article 2.

     12.7 "Common Stock" means one share of the common stock of the Company. Subsequent to the consummation of the Distribution and Recapitalization transaction as provided for in the Distribution and Recapitalization Agreement by and between The St. Joe Company and Florida East Coast Industries, Inc. dated as of October 26, 1999, "Common Share" shall mean Class A common stock.

     12.8 "Company" means Florida East Coast Industries, Inc., a Florida corporation.

     12.9 "Employee" means a common-law employee of the Company, a parent, a subsidiary or an affiliate.

     12.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     12.11 "Exercise Plan" means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

     12.12 "Fair Market Value" means the closing price of Common Stock, as stated in The New York Stock Exchange Composite Transactions Report and reported in The Wall Street Journal. If a closing price of Common Stock is not stated in The New York Stock Exchange Composite Transactions Report, the Fair Market Value of Common Stock shall be determined by the Committee in good faith on such basis as it deems appropriate. The determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

     12.13 "ISO" means an incentive stock option described in Section 422(b) of the Code.

     12.14 "NSO" means a stock option not described in Sections 422 or 423 of the Code.

     12.15 "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Stock.

     12.16 "Optionee" means an individual or estate who holds an Option.

     12.17 "Outside Director" means a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the plan other than Section 4.2.

     12.18 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a parent on a date after the adoption of the Plan shall be considered a parent commencing as of such date.

     12.19 "Participant" means an individual or estate who holds an Award.

     12.20 "Plan" means this Florida East Coast Industries' 1998 Stock Incentive Plan, as amended from time to time.

     12.21 "Stock Option Agreement" means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

     12.22 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 80% or more of the total combined voting power of all classes of stock in one or the other corporations in such chain. A corporation that attains the status of a subsidiary on a date after the adoption of the Plan shall be considered a subsidiary commencing as of such date.

     12.23 "Restricted Stock" means Common Stock awarded upon the terms and subject to the restrictions set forth in Article 12.

                                  ARTICLE XIII

                                   EXECUTION

     To record the adoption of the Plan by the Board, the Company has caused it duly authorized officer to affix the corporate name and seal thereto.

                                         FLORIDA EAST COAST INDUSTRIES, INC.

                                         By
                                            -----------------------------------

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--------------------------------------------------------------------------------


                       FLORIDA EAST COAST INDUSTRIES, INC.

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  MAY 16, 2000 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints R. W. Anestis and R. F. MacSwain and each of them Proxies with power of substitution to vote all shares of stock of Florida East Coast Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Florida East Coast Industries, Inc., to be held in the Flagler Room, Flagler College, 74 King St., St. Augustine, Florida, on Tuesday, May 16, 2000, at 10:30 A.M., and at any adjournment or adjournments thereof, with discretionary authority, as provided in the Proxy Statement.

         The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for directors and for proposal 2. In the event of cumulative voting, unless otherwise indicated below, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine.

1. THE ELECTION OF DIRECTORS:

R. W. ANESTIS, J. C. BELIN, R. S. ELLWOOD, D. M. FOSTER, J. N. FAIRBANKS,
A. C. HARPER, A. HENRIQUES, G. H. LAMPHERE, P. S. RUMMELL, W. L. THORNTON

             / / FOR all nominees listed

             / / WITHHOLD AUTHORITY to vote for all nominees listed

             / / EXCEPTIONS

To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

Exceptions _____________________________________________________________________

To cumulate votes as to a particular nominee (or nominees) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate _______________________________________________________________________

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--------------------------------------------------------------------------------

2. Approval of the Amended Florida East Coast Industries, Inc. Stock Incentive Plan.

    / /  FOR                    / /  AGAINST                     / /  ABSTAIN

Please sign exactly as name appears. If stock is held in name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate.

DATED:

_____________________________________________, 2000

SIGNATURE:

___________________________________________________
SIGNATURE IF HELD JOINTLY:

___________________________________________________
IMPORTANT: PLEASE MARK, SIGN, DATE AND MAIL
THIS CARD PROMPTLY IN THE POSTAGE PAID RETURN
ENVELOPE PROVIDED.